EXHIBIT 10.31

CONSULTING AGREEMENT

This CONSULTING AGREEMENT, (the "Agreement") dated this 22nd day of December, 2004, between eLinear, Inc., a Delaware corporation, located at 2901 West Sam Houston Pkwy N., Ste E-300 Houston, Texas 77043 (the "Company") and Kevan Casey (the "Consultant") an individual.

WHEREAS, the Consultant is hired to provide management and financial services to the Company; and

WHEREAS, the Consultant is willing to enter into an agreement with the Company upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the premises and covenants herein contained, the parties hereto agree as follows:

1.
Term of Agreement; Termination of Prior Agreement. Subject to the terms and conditions hereof, the term of employment of the Consultant under this Consulting Agreement shall be for the period commencing on December 22, 2004, (the "Commencement Date") and terminating on December 31, 2006, unless sooner terminated as provided in accordance with the provisions of Section 5 hereof. (Such term of this agreement is herein sometimes called the "Retained Term").

2. Consulting Services. As of the Commencement Date, the Company hereby agrees to retain the Consultant in the capacity of Director of Business Development to provide management and financial consulting services as may be requested by the Company during the term hereof.

3.	Duties and Responsibilities.

(a) Duties. Consultant shall perform such duties as described in Section 2 and any such other reasonable additional duties as may be prescribed from time-to-time by the Board of Directors of eLinear, Inc., which are reasonable and consistent with the Company’s operations, taking into account Consultant’s expertise. Consultant shall report directly to the Board of Directors regarding implementation of all business matters and no other person or group shall be given authority to supervise or direct Consultant in the performance of his duties.

(b) Devotion of Time. During the term of this Agreement, Consultant agrees to devote his time on a non-exclusive and part-time basis to the business and affairs of the Company to the extent necessary to discharge the responsibilities assigned to Consultant and to use reasonable best efforts to perform faithfully and efficiently such responsibilities. During the term of this Agreement it shall not be a violation of this Agreement for Consultant to manage personal investments or companies in which personal investments are made. Any income received by Consultant outside the scope of this agreement is permitted pursuant to the provisions hereof, shall inure to the benefit of Consultant, and the Company shall not claim any entitlement thereto.

4.	Compensation and Benefits During the Retained Term.

(a) Consulting Fee. Consultant shall be compensated by the Company at a monthly fee of $5,000.00 during the Retained Term which will be paid in monthly installments on the 1st of each month. In addition, the Consultant will also be compensated a quarterly payment of $6,000.00 to be paid on the 1st of each quarter, (January 1, April 1, July 1 and October 1).

(b) Expense Reimbursement. The Consultant shall be entitled to reimbursement of all reasonable, ordinary and necessary business related expenses incurred by him in the course of his duties and upon compliance with the Company's procedures. This will include the Consultant’s cell phone.

(c) Car and Health Allowance. Consultant shall be entitled to $500.00 car allowance and a $500.00 insurance allowance to be paid on the 1st of each month during the Retained Term of this Agreement.

(d) Office and Miscellaneous Expenses. The Company agrees to provide the Consultant with an Executive Office that is fully equipped with a computer, fax and phone and agrees to pay any miscellaneous expense that the Consultant will incur while utilizing the eLinear offices.

(e) Financing Incentive Bonus. Executive shall receive a cash bonus of 1% of all amounts funded to the Company up to $2 million, thereafter, 2% of all amounts funded to the Company. This bonus will be payable the month following the completion of such partial or full funding.

5. Termination. Subject to the notice and other provisions of this Section 5, the Consultant shall have the right to terminate the agreement, at any time and for no stated reason. The Company may terminate this Agreement only upon the following events:

(a) Disability. The Company shall have the right to terminate the Consulting Agreement in the event the Consultant suffers an injury, illness or incapacity for a period of more than six (6) months provided that during such six-month period the Company shall have given at least thirty (30) days written notice of termination.

(b) Death. This Agreement shall terminate upon the death of Kevan Casey.

(c) With Cause. The Company may terminate this Consulting Agreement at any time because of:

(i) Consultant’s material breach of any term of this Agreement, which is not cured after twenty (20) days written notice from the board of directors, or

(ii) Conviction by the Consultant of a felony or an act of fraud against the Company.

If the Company terminates the Consulting Agreement for any reason other than as set forth in items 5(a), (b), or (c), then Consultant is entitled to receive sixty thousand dollars payable in twelve (12) monthly installments and any bonuses or expenses earned or accrued and not yet paid as of the final effective termination date. In the event the Consulting Agreement with the Company is terminated pursuant to items 5(a), (b) or (c), the Consultant shall be entitled to receive all compensation earned by the Consultant up to the date of termination, all unreimbursed expenses, and any bonus earned in respect of a prior period and not yet paid.

6.
Revealing of Trade Secrets, etc. Consultant acknowledges the interest of the Company in maintaining the confidentiality of information related to its business and shall not at any time during the Retained Term or thereafter, directly or indirectly, reveal or cause to be revealed to any person or entity the supplier lists, customer lists or other confidential business information of the Company; provided, however, that the parties acknowledge that it is not the intention of this paragraph to include within its subject matter (a) information not proprietary to the Company, (b) information which is then in the public domain, or (c) information required to be disclosed by law.

7. Arbitration. If a dispute should arise regarding this Agreement, all claims, disputes, controversies, differences or other matters in question arising out of this relationship shall be settled finally, completely and conclusively by arbitration of a single arbitrator, which is mutually agreed upon, in Houston, Texas, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the "Rules"). Arbitration shall be initiated by written demand. This Agreement to arbitrate shall be specifically enforceable only in the District Court of Harris County, Texas. A decision of the arbitrator shall be final, conclusive and binding on the Company and the Consultant, and judgment may be entered in the District Court of Harris County, Texas, for enforcement and other benefits. On appointment, the arbitrator shall then proceed to decide the arbitration subjects in accordance with the Rules. Any arbitration held in accordance with this paragraph shall be private and confidential. The matters submitted for arbitration, the hearings and proceedings and the arbitration award shall be kept and maintained in strictest confidence by Consultant and the Company and shall not be discussed, disclosed or communicated to any persons. On request of any party, the record of the proceeding shall be sealed and may not be disclosed except insofar, and only insofar, as may be necessary to enforce the award of the arbitrator and any judgment enforcing an award. The prevailing party shall be entitled to recover reasonable and necessary attorneys' fees and costs from the non-prevailing party.

8. Survival. In the event that this Agreement shall be terminated, then notwithstanding such termination, the obligations of Consultant pursuant to Sections 6 and 7 of this Agreement shall survive such termination.

9. Contents of Agreement, Parties in Interest, Assignment, etc. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. All prior agreements whether oral or written are superseded by this Agreement. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Consultant hereunder which are of a personal nature shall neither be assigned nor transferred in whole or in part by Consultant. This Agreement shall not be amended except by a written instrument duly executed by the parties.

10. Severability. If any term or provision of this Agreement shall be held to be invalid or unenforceable for any reason, such term or provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining terms and provisions hereof, and this Agreement shall be construed as if such invalid or unenforceable term or provision had not been contained herein.

11. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other party shall be in writing and shall be deemed to have been duly given when delivered personally or five (5) days after dispatch by registered or certified mail, postage prepaid, return receipt requested, to the party to whom the same is so given or made:

If addressed to the Company:
eLinear, Inc.
c/o Mr. Michael Lewis
2901 West Sam Houston Parkway North
Suite E-300
Houston, Texas 77043
Attn: CEO

If addressed to Consultant:

Kevan Casey
3311 Banbury Place
Houston, Texas 77027
Telephone No.: (713) 502-4110
or to such other address as the one party shall specify to the other party in writing.

12.
Counterparts and Headings. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all which together shall constitute one and the same instrument. All headings are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

13. Governing Law; Venue. This Agreement shall be construed and enforced in accordance with, the laws of the State of Texas, without regard to the conflict of laws provisions thereof. Venue of any dispute concerning this Agreement shall be exclusively in Harris County, Texas.

14.  Waiver. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

KEVAN CASEY       ELINEAR, INC

__________________________________    By: _______________________________
                                        Title: ______________________________